Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR 4th QUARTER & YEAR END 2015

HOUSTON, February 25, 2016 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $48.4 million, or $1.28 per diluted share, for the three months ended December 31, 2015, versus net income of $59.1 million, or $1.50 per diluted share, for the fourth quarter of 2014. The fourth quarter 2015 results were favorably impacted by an after-tax foreign exchange gain of $3.1 million, or $0.08 per diluted share, as compared to an after-tax foreign exchange gain of $2.6 million, or $0.07 per diluted share, during the fourth quarter of 2014. Total revenues were $201.6 million during the quarter ended December 31, 2015 compared to $254.8 million for the same period in 2014.

For the year ended December 31, 2015, net income was $192.0 million, or $4.98 per diluted share, compared with net income of $208.7 million, or $5.19 per diluted share, for 2014. The results for the twelve months ended December 31, 2015 were favorably impacted by an after-tax foreign exchange gain of $3.9 million, or $0.10 per diluted share, as compared to an after-tax foreign exchange gain of $3.4 million, or $0.08 per diluted share, during the year ended December 31, 2014. Total revenues for the year ended December 31, 2015 were $844.3 million, compared to $931.0 million for the same period in 2014.

In addition, the Company announced that its backlog at December 31, 2015 was $685 million, compared to its December 31, 2014 backlog of approximately $1.2 billion.

Blake DeBerry, Dril-Quip’s President and CEO stated, “Despite challenging industry conditions, we are pleased to announce full-year earnings per share results that exceeded our beginning-of-the-year expectations for 2015. The fact that both our gross margins and operating margins during 2015 compared favorably with those achieved in 2014 is indicative of the dedication and hard work by Dril-Quip employees around the world.

“Unfortunately, the worldwide reduction in the number of operating floating rigs, both semi-submersibles and drillships, resulted in disappointing bookings throughout the year and a reduced backlog as of December 31, 2015. We believe that the decrease in order levels was also negatively impacted by both a significant customer property overhang as well as shorter delivery times throughout the industry.

“Without a doubt, 2016 will be a challenging year as oil prices are expected to remain at depressed levels. Accordingly, we expect that increasing pricing pressures and reduced manufacturing activity will negatively impact our gross margins as the year progresses. However, we believe that our execution of existing backlog, low capital expenditure requirements and zero debt will result in significant free cash flow during the year.

“In addition, our continuing conservative management approach has resulted in a strong balance sheet that leaves us well-positioned to capitalize on opportunities for the long term benefit of our stockholders. During the downturn, the Company intends to continue pursing attractive acquisition candidates as well as our stock buy-back program. Our research and development efforts will continue – both in Houston and at our recently announced new HPHT R&D facility in Singapore. We believe that the enhancement of existing products combined with the introduction of new products will place the Company in a strong position when the market rebounds.”

Based upon current market conditions and excluding foreign currency gains/losses or any unusual items, the Company expects its earnings per diluted share for the year ending December 31, 2016 to approximate $2.45 to $2.65 per share. In addition, first quarter 2016 earnings per share are expected to approximate $0.75 to $0.85 per share.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements, including statements regarding commodity price levels, future financial results, acquisitions and stock repurchases, are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks, some of which are beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, uncertainties regarding the effects of new governmental regulations, the Company’s ability to convert backlog into revenues on a profitable basis, the possibility of cancellations of orders, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Revenues	$201,630	$254,819	$844,310	$930,957
Cost and expenses:
Cost of sales	108,352	142,497	459,286	513,527
Selling, general and administrative	20,173	22,462	88,044	92,762
Engineering and product development	12,797	11,625	48,145	45,920

	141,322	176,584	595,475	652,209

Operating income	60,308	78,235	248,835	278,748
Interest income	389	112	948	667
Interest expense	(2)	(20)	(12)	(35)

Income before income taxes	60,695	78,327	249,771	279,380
Income tax provision	12,341	19,240	57,763	70,668

Net income	$48,354	$59,087	$192,008	$208,712

Diluted earnings per share	$1.28	$1.50	$4.98	$5.19

Weighted average shares–diluted	37,845	39,463	38,531	40,190

Depreciation and amortization	$7,700	$8,381	$30,477	$31,155

Capital expenditures	$10,333	$11,385	$27,079	$42,549